Exhibit 99.1

**For Immediate Release**
For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income for the First Quarter of $2.6 Million or $0.17 Per Diluted Share

Renton, Washington – April 23, 2014 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended March 31, 2014, of $2.6 million, or $0.17 per diluted share, compared to a net income of $3.9 million, or $0.25 per diluted share for the quarter ended December 31, 2013, and net income of $1.6 million, or $0.09 per diluted share for the comparable quarter in 2013. During the quarter ended March 31, 2014, the Company recognized a federal income tax provision of $1.5 million, compared to $343,000 in the quarter ended December 31, 2013, and $59,000 in the quarter ended March 31, 2013. Prior period net income figures increased as a result the reversal of most of the Company’s deferred tax asset (“DTA”) and its related valuation allowance in 2013, reflecting its return to profitability and its expectation of sustainable profitability for future periods. Therefore, the Company expects to recognize federal income tax expenses going forward.

 “Net income of $2.6 million for the first quarter reflects the continuation of significant improvements we achieved in asset quality and operating efficiencies throughout 2013,” stated Joseph W. Kiley III, President and Chief Executive Officer. “Maintaining the reduced level of nonperforming assets during the past two quarters at less than 1.70% of total assets combined with an efficiency ratio of less than 60% during the same time period has helped us achieve a return on assets of greater than 1%.”

“In addition, we increased net loans receivable by $8.7 million at March 31, 2014, compared to December 31, 2013, and by $22.5 million compared to March 31, 2013, including increasing the amount of non-residential loans.  We’re also gratified by the stock buyback during 2013 and quarterly dividend payments, which increased to $0.05 per share during 2014.  We will continue to explore options to “right-size” our capital which benefit all shareholders,” concluded Kiley.

Highlights for the quarter ended March 31, 2014, included:

•	nonperforming assets at March 31, 2014, decreased to $14.1 million from $15.5 million at December 31, 2013, and $35.3 million at March 31, 2013;

•	the Company’s book value per share increased to $11.42 at March 31, 2014, from $11.25 at December 31, 2013, and $10.04 at March 31, 2013; and

•	the Bank’s Tier 1 and total risk-based capital ratios at March 31, 2014, were 18.61% and 28.24%, respectively.

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), a $500,000 recapture of prior period provisions for loan loss was appropriate for the first quarter of 2014. The following items contributed to this recapture during the quarter ended March 31, 2014:

•
after careful review and ongoing monitoring, loans with principal balances totaling $12.3 million were upgraded during the quarter as a result of an improvement in each loan’s risk profiles, and these upgrades reduced the amounts allocated for future loan losses relating to these loans;

•	delinquent loans (loans over 30 days past due), decreased to $3.0 million at March 31, 2014, from $4.3 million at December 31, 2013, and $16.7 million at March 31, 2013;

•
nonperforming loans decreased to $2.5 million at March 31, 2014, from $4.0 million at December 31, 2013, and $19.0 million at March 31, 2013, reflecting continuing improvement in the quality of our loan portfolio;

•	nonperforming loans as a percentage of total loans improved to 0.37% at March 31, 2014, compared to 0.59% at December 31, 2013, and 2.86% at March 31, 2013; and

•	nonperforming assets decreased to $14.1 million at March 31, 2014, compared to $15.5 million at December 31, 2013, and $35.3 million at March 31, 2013.

The ALLL represented 477.2% of nonperforming loans and 1.76% of total loans receivable, net of loans in process, at March 31, 2014, compared to 325.3% and 1.91%, respectively, at December 31, 2013, and 63.3% and 1.81% respectively at March 31, 2013.

The following table presents a breakdown of our nonperforming assets:

	March 31, 2014	December 31, 2013	March 31, 2013	Three Month Increase (Decrease)	One Year Decrease
	(dollars in thousands)
Nonperforming loans:
One-to-four family residential	$1,600	$2,297	$5,980	$(697)	$(4,380)
Multifamily	228	233	2,623	(5)	(2,395)
Commercial real estate	706	1,198	4,883	(492)	(4,177)
Construction/land development	-	223	4,747	(223)	(4,747)
Consumer	-	44	732	(44)	(732)
Total nonperforming loans	$2,534	$3,995	$18,965	$(1,461)	$(16,431)

Other Real Estate Owned (“OREO”)	11,609	11,465	16,310	144	(4,701)

Total nonperforming assets (1)	$14,143	$15,460	$35,275	$(1,317)	$(21,132)

Nonperforming assets as a percent of total assets	1.57%	1.68%	3.98%

(1) The difference between the $14.1 million of nonperforming assets at March 31, 2014, reported above, and the amount reported by certain analysts of our nonperforming assets is due to the  inclusion of all Troubled Debt Restructured Loans (“TDRs”) as nonperforming loans, although 99.2% of our TDRs are performing in accordance with their restructured terms.  The remaining 0.8% of TDRs that were nonperforming at March 31, 2014, are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at March 31, 2014:

	County
	King	Pierce	Kitsap	All Other	Total OREO	Number of Properties	Percent of Total OREO
	(dollars in thousands)
OREO:
One-to-four family residential	$711	$505	$-	$-	$1,216	7	10.5%
Commercial real estate (1)	-	8,152	773	912	9,837	13	84.7
Construction/land development	-	223	-	333	556	2	4.8

Total OREO	$711	$8,880	$773	$1,245	$11,609	22	100.0%

(1) Of the 13 properties classified as commercial real estate, nine are office/retail buildings, one is a mixed-use building and three are undeveloped lots.

OREO increased $144,000 to $11.6 million at March 31, 2014, from $11.5 million at December 31, 2013, as transfers of loans into OREO exceeded sales and write-downs of OREO during the quarter. We sold $851,000 of OREO during the first quarter of 2014, generating net losses of $71,000. As a result of our quarterly inventory evaluation, we expensed $196,000 related to the decline in the market values of OREO properties during the quarter, as compared to $47,000 during the fourth quarter of 2013. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents details on our TDRs:
	March 31, 2014	December 31, 2013	March 31, 2013	Three Month Increase/ (Decrease)	One Year Increase/ (Decrease)
	(in thousands)
Nonperforming TDRs:
One-to-four family residential	$469	$924	$2,679	$(455)	$(2,210)
Consumer	-	44	47	(44)	(47)

Total nonperforming TDRs	$469	$968	$2,726	$(499)	$(2,257)

Performing TDRs:
One-to-four family residential	$45,762	$45,851	$52,270	$(89)	$(6,508)
Multifamily	2,201	2,208	1,234	(7)	967
Commercial real estate	12,066	12,111	12,251	(45)	(185)
Consumer	43	-	-	43	43

Total performing TDRs	$60,072	$60,170	$65,755	$(98)	$(5,683)

Total TDRs	$60,541	$61,138	$68,481	$(597)	$(7,940)

During the first quarter of 2014, TDRs decreased to $60.5 million, compared to $61.1 million at December 31, 2013, and  $68.5 million at March 31, 2013. The Company’s philosophy is to restructure the loan so that the borrower can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects full payment of the restructured amount. At March 31, 2014, $60.1 million, or 99.2% of TDRs were performing in accordance with their repayment terms.

Net interest income totaled $8.1 million for both the first quarter of 2014 and fourth quarter of 2013, compared to $7.4 million in the first quarter of 2013.

Interest income for the first quarter of 2014 was slightly lower at $9.7 million, compared to $9.8 million in the quarter ended December 31, 2013
(as most new loans originated during the quarter are at interest rates below the rates on loans repaid); $9.5 million in the quarter ended March 31, 2013 reflecting the increase in average loans receivable.

Interest expense decreased to $1.6 million for the quarter ended March 31, 2014, as compared to $1.7 million in the quarter ended December 31, 2013, and $2.1 million in the quarter ended March 31, 2013. The primary reason for these declines in interest expense was related to our certificates of deposit, most of which continue to mature and reprice at rates lower than the previously contracted rate and a decrease in the average balance of certificates of deposit, as a number of certificates of deposit were not renewed at maturity. In addition, we restructured our FHLB advances during the first quarter of 2013, reducing the average rate paid on advances from 2.78% to 0.84%.

Our net interest margin decreased four basis points to 3.78% for the quarter ended March 31, 2014, compared to 3.82% for the quarter ended December 31, 2013, as the decline in asset yields outpaced the decline in our cost of funds, and increased 27 basis points from 3.51% for the quarter ended March 31, 2013, as a result of increased yields on securities and a reduced cost of funds.

Noninterest income for the quarter ended March 31, 2014, decreased to $68,000 compared to $372,000 in the quarter ended December 31, 2013, and $104,000 in the quarter ended March 31, 2013. The primary reason for this decrease compared to the preceding quarter relates to a $325,000 gain on the sale of an investment property during the fourth quarter of 2013 compared to no gain or loss on the sale of investment property during the first quarter of 2014 or 2013.

Noninterest expense for the quarter ended March 31, 2014, increased slightly to $4.5 million from $4.4 million during the quarter ended December 31, 2013, and decreased significantly compared to $5.9 million during the quarter ended March 31, 2013.  The difference compared to March 31, 2013, was due in part to a pre-payment penalty of $679,000 on an FHLB advance in the quarter ended March 31, 2013, with no comparable expense in the current quarter.  The remainder of the difference is related to improved efficiencies implemented throughout 2013.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information, please visit the Bank’s website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank,that could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except share data) (Unaudited)
Assets	March 31, 2014	December 31, 2013	March 31, 2013	Three Months Increase/ (Decrease)	One Year Increase/ (Decrease)

Cash on hand and in banks	$ 5,440	$ 6,074	$ 4,388	(10.4)%	24.0%
Interest-earning deposits	28,073	49,501	21,303	(43.3)	31.8
Investments available-for-sale, at fair value	139,868	144,364	160,770	(3.1)	(13.0)
Loans receivable, net of allowance of $12,093, $12,994 and $12,002	671,848	663,153	649,369	1.3	3.5
Premises and equipment, net	17,139	17,291	17,867	(0.9)	(4.1)
Federal Home Loan Bank (“FHLB”) stock, at cost	6,952	7,017	7,215	(0.9)	(3.6)
Accrued interest receivable	3,509	3,698	3,523	(5.1)	(0.4)
Deferred tax assets, net	13,124	14,835	1,000	(11.5)	1,212.4
OREO	11,609	11,465	16,310	1.3	(28.8)
Prepaid expenses and other assets	3,917	3,581	4,975	9.4	(21.3)
Total Assets	$ 901,479	$ 920,979	$ 886,720	(2.1)%	1.7%

Liabilities and Stockholders’ Equity

Interest-bearing deposits	$ 578,237	$ 601,446	$ 643,933	(3.9)%	(10.2)%
Noninterest-bearing deposits	8,810	10,619	6,201	(17.0)	42.1
Advances from the FHLB	119,000	119,000	34,000	-	250.0
Advance payments from borrowers for taxes and insurance	3,722	1,846	3,546	101.6	5.0
Accrued interest payable	91	88	17	3.4	435.3
Investment trade payable	-	-	6,324	-	(100.0)
Other liabilities	3,791	3,625	3,954	4.6	(4.1)
Total Liabilities	$ 713,651	$ 736,624	$ 697,975	(3.1)%	2.2%

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$ -	$ -	$ -	-%	-%
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 16,454,139 shares at March 31, 2014; 16,392,139 shares at December 31, 2013; and 18,805,168 shares at March 31, 2013	165	164	188	0.6	(12.2)
Additional paid-in capital	167,568	166,866	190,960	0.4	(12.2)
Retained earnings, substantially restricted	31,098	29,220	8,206	6.4	278.0
Accumulated other comprehensive income (loss), net of tax	(1,410)	(2,020)	112	30.2	(1,358.9)
Unearned Employee Stock Ownership Plan shares	(9,593)	(9,875)	(10,721)	2.9	10.5
Total Stockholders’ Equity	$ 187,828	$ 184,355	$ 188,745	1.9%	(0.5)%

Total Liabilities and Stockholders’ Equity	$ 901,479	$ 920,979	$ 886,720	(2.1)%	1.7%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Consolidated Income Statements (Dollars in thousands, except share data) (Unaudited)

	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013	Three Month Increase/ (Decrease) %		One Year Increase/ (Decrease) %
Interest income
Loans, including fees	$9,026	$9,105	$9,044	(0.9	) %	(0.2	) %
Investments available-for-sale	604	641	473	(5.8)		27.7
Interest-bearing deposits	20	21	21	4.8		(4.8)
Dividends on FHLB stock	2	1	-	100.0		100.0
Total interest income	$9,652	$9,768	$9,538	(1.2)		1.2
Interest Expense
Deposits	1,347	1,483	1,893	(9.2)		(28.8)
FHLB advances	251	211	256	19.0		(2.0)
Total interest expense	$1,598	$1,694	$2,149	(5.7)		(25.6)
Net interest income	$8,054	$8,074	$7,389	(0.2)		9.0
Recapture of loan loss provision	(500)	(200)	-	(150.0)		(100.0)
Net interest income after recapture of loan loss provision	$8,554	$8,274	$7,389	3.4		15.8
Noninterest income
Other	68	372	104	(81.7)		(34.6)
Total noninterest income	$68	$372	$104	(81.7)		(34.6)
Noninterest expense
Salaries and employee benefits	2,900	2,694	3,614	7.6		(19.8)
Occupancy and equipment	351	332	354	5.7		(0.8)
Professional fees	357	424	445	(15.8)		(19.8)
Data processing	173	164	162	5.5		6.8
Loss (gain) on sale of OREO property, net	71	(62)	(632)	214.5		111.2
OREO market value adjustments	196	47	145	317.0		35.2
OREO related expenses, net	61	93	334	(34.4)		(81.7)
Regulatory assessments	78	144	283	(45.8)		(72.4)
Insurance and bond premiums	88	115	114	(23.5)		(22.8)
Marketing	25	15	18	66.7		38.9
Prepayment penalty on FHLB advances	-	-	679	n/a		(100.0)
Other general and administrative	224	404	362	(44.6)		(38.1)
Total noninterest expense	$4,524	$4,370	$5,878	3.5		(23.0)
Income before federal income tax provision
	4,098	4,276	1,615	(4.2)		153.7
Federal income tax provision	1,453	343	59	323.6		2,362.7
Net income	$2,645	$3,933	$1,556	(32.7	) %	70.0%

Basic earnings per share	$0.17	$0.25	$0.09
Diluted earnings per share	$0.17	$0.25	$0.09

The following table presents a breakdown of our loan portfolio (unaudited):

	March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$279,244	40.0%	$280,674	40.7%
	279,244	40.0	280,674	40.7
Multifamily:
Permanent	114,551	16.4	106,152	15.4
Construction	7,445	1.1	12,360	1.8
	121,996	17.5	118,512	17.2
Commercial real estate:
Permanent	247,019	35.4	227,016	32.9
Construction	6,100	0.9	19,905	2.9
Land	1,607	0.2	1,831	0.3
	254,726	36.5	248,752	36.1
Construction/land development: (2)
One-to-four family residential	5,226	0.7	3,977	0.6
Multifamily	15,718	2.3	12,491	1.8
Commercial	4,656	0.7	6,726	1.0
Land Development	7,141	1.0	7,461	1.1
	32,741	4.7	30,655	4.5

Business	614	0.1	1,142	0.2
Consumer	8,583	1.2	9,201	1.3
Total loans	$697,904	100.0%	$688,936	100.0%
Less:
Loans in Process	11,339		10,209
Deferred loan fees, net	2,624		2,580
ALLL	12,093		12,994
Loans receivable, net	$671,848		$663,153

(1) Includes $120.1 million and $121.9 million of non-owner occupied loans at March 31, 2014, and December 31, 2013, respectively.

(2) Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to underlying collateral. At March 31, 2014, we had $6.1 million, or 2.4% of our total commercial real estate portfolio and $7.4 million, or 6.1% of our multifamily loans in these "rollover" type of loans. At December 31, 2013, we had $19.9 million, or 8.0% of our total commercial real estate portfolio and $12.4 million, or 10.4% of our total multifamily loans in these "rollover" type of loans. At March 31, 2014 and December 31, 2013, $1.6 million and $1.8 million, respectively, of commercial real estate loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Key Financial Data (Unaudited)

	At or For the Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets (1)	1.16%	1.86%	1.12%	2.70%	0.70%
Return on equity (1)	5.67	9.06	5.37	12.94	3.30
Dividend payout ratio	29.41	16.00	25.00	4.17	-
Equity-to-assets	20.84	20.02	20.82	20.74	21.29
Interest rate spread	3.62	3.65	3.52	3.51	3.28
Net interest margin	3.78	3.82	3.71	3.71	3.51
Average interest-earning assets to average interest-bearing liabilities	120.94	120.85	121.31	122.52	122.44
Efficiency ratio	55.70	51.74	68.51	66.66	78.45
Noninterest expense as a percent of average total assets	1.99	1.93	2.41	2.39	2.64
Book value per common share	$11.42	$11.25	$11.05	$10.88	$10.04

Capital Ratios (2):
Tier 1 leverage	18.61%	18.60%	18.51%	19.24%	17.46%
Tier 1 risk-based	26.98	27.18	26.88	27.99	26.56
Total risk-based	28.24	28.44	28.14	29.25	27.82

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.37%	0.59%	1.41%	2.18%	2.86%
Nonperforming assets as a percent of total assets	1.57	1.68	2.47	3.19	3.98
ALLL as a percent of total loans, net of undisbursed funds	1.76	1.91	1.84	1.84	1.81
ALLL as a percent of nonperforming loans, net of undisbursed funds	477.23	325.26	130.06	84.57	63.28
Net charge-offs (recoveries) to average loans receivable, net	0.06	(0.14)	0.01	(0.03)	0.08

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,994	$12,271	$12,313	$12,002	$12,542
(Recapture)	(500)	(200)	-	100	-
Charge-offs	(553)	(333)	(107)	(537)	(619)
Recoveries	152	1,256	65	748	79
ALLL, end of the quarter	$12,093	$12,994	$12,271	$12,313	$12,002

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$2,065	$3,027	$8,607	$11,655	$16,239
Nonaccrual TDRs	469	968	828	2,904	2,726
Total nonperforming loans	$2,534	$3,995	$9,435	$14,559	$18,965
OREO	11,609	11,465	12,600	14,226	16,310
Total nonperforming assets	$14,143	$15,460	$22,035	$28,785	$35,275

Performing TDRs	$60,072	$60,170	$62,888	$61,189	$65,755

(1) Deferred tax asset valuation allowance reversals during the quarters ended December 31, 2013, September 30, 2013, and June
 30, 2013 were not annualized in the calculation of these ratios.
(2) Capital ratios are for First Savings Bank Northwest only.

(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.